Exhibit 10.23

h	Mark Hoplamazian President & Chief Executive Officer
Hyatt Hotels Corporation 150 N. Riverside Plaza Chicago, IL 60606 USA

December 15, 2023

Jim Chu
(via email)

Dear Jim:

On behalf of Hyatt Hotels Corporation (together with Hyatt Corporation or one of its affiliates (together, “Hyatt” or the “Company”), I am pleased to confirm your position of Executive Vice President, Chief Growth Officer on the terms and conditions described in this letter agreement (as amended from time to time, the “Agreement”). You will become an Executive Officer of the company effective January 1, 2024.

1.Job Assignment; Location
During your employment with the Company, you will have such duties and responsibilities as are usual and customary for your position, and you will be responsible for executing such duties and responsibilities consistent with the strategies and practices of the Company. During your employment, you will report directly to me, the President and Chief Executive Officer. The parties agree that you will provide services hereunder in Chicago, subject to business travel to other locations as may be necessary in the performance of your duties and responsibilities.

2.Exclusivity
During your employment with the Company, you will be expected to devote your full business time and attention to the business and affairs of the Company and the performance of your duties hereunder and you may not, without the advance written consent of the Hyatt Board of Directors, (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any for-profit entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), provided, for clarity, that you shall be permitted (without advance approval) during your employment to participate in, including sitting on the boards or similar bodies of, not-for-profit, civic and charitable organizations, so long as such activities do not conflict, compete or materially interfere with the performance of your duties hereunder.

3.Compensation (Base Salary)
During your employment with the Company, you will be paid a gross annual base salary of $743,000 (the “Base Salary”) effective January 1, 2024, payable in installments in accordance with the Company’s regular payroll practices, but no less often than monthly. In addition, your Base Salary will be reviewed in the first quarter of each calendar year for potential increase effective on March 1st, beginning with the March 1, 2024 cycle.

4.Incentive Plan
You will be eligible to participate in an annual cash incentive program pursuant to which you will be eligible to earn an annual cash incentive award for each Hyatt fiscal year ending during your employment, based on the attainment of company, divisional and/or individual performance goals (including without limitation financial and/or qualitative performance targets), each as determined annually by the President and Chief Executive Officer of Hyatt and subject to approval of the Talent and Compensation Committee of Hyatt’s Board of Directors (the “Compensation Committee”) (each, an “Annual Cash Incentive Award”). Your target Annual Cash Incentive Award shall be set at 100% of your then-applicable Base Salary (with a maximum Annual Cash Incentive Award of 200% of target), subject to achievement of performance metrics and goals to be reviewed for each fiscal year. Payment of any Annual Cash Incentive Award shall be contingent on your continued employment with the Company through the applicable payment date for the relevant year. The earning of any Annual Cash Incentive Award is subject to achievement of performance metrics and goals.

5.Long Term Incentive Plan
For each Hyatt fiscal year during your continued employment commencing with fiscal year 2024 (detailed below), you will be eligible to receive annual incentive equity award grants under Hyatt’s Long-Term Incentive Plan (together with any amended, restated or successor plan, the “LTIP”) with an aggregate Grant-Date Value targeted at $1,500,000, as determined by the Compensation Committee. Annual awards are expected to be comprised of 40% performance-vest RSUs (PSUs), 30% stock appreciation rights (SARs), 30% RSUs, or other award type(s), and shall be subject to such vesting, forfeiture and other terms and conditions, in each case, as the Compensation Committee may determine in its sole discretion.

All equity awards will be governed in all respects by the terms and conditions of the applicable LTIP and award agreement, and subject to such vesting and other conditions as the Compensation Committee may determine.

6.Benefits
During your employment with the Company, you will be eligible to participate in all employee benefit plans, programs and arrangements generally available to employees of Hyatt (including, e.g., health, welfare, retirement, vacation/PTO, insurance etc.).
7.Expense Reimbursement
During your employment with the Company, you will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by you in connection with the performance of your duties under this Agreement in accordance with the policies, practices and procedures of the Company.

8.Confidentiality, Non-competition, Non-Solicitation & Non-Disparagement Agreements
As a reminder, you previously signed and executed a Non-Competition Agreement and Confidentiality, Inventory Assignment, and Non-Solicitation & Non-Disparagement Agreements (collectively, the “Additional Covenant Agreements”), and you agree to be bound by the terms of those agreements. All such restrictive covenants shall be considered together to provide the maximum benefit to the Company Affiliates.

9.Section 409A
To the extent applicable, this Agreement shall be interpreted to be exempt from or in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if you and the Company mutually determine that any compensation or benefits payable under this Agreement may be subject to Section 409A, you and the Company shall work in good faith to adopt such amendments to Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this letter from Section 409A, and/or (ii) comply with the requirements of Section 409A. For clarity, in no event shall the Company have any obligation to take any such actions, to indemnify you or any person with regard to taxes or penalties imposed under Section 409A, or any liability to you or any other person for any failure to take any such actions. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including any severance payments payable hereunder (or under Hyatt’s Executive Officer Severance and Change in Control Plan), shall be paid to you during the six (6)-month period following your “separation from service” to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six (6)-month period (or such earlier date on which such payment can be made without resulting in a prohibited distribution), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

10.Equitable Modification
If any court or arbitrator of competent jurisdiction shall deem any provision in this Agreement too restrictive, the other provisions of this Agreement shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

11.Arbitration
The parties hereto acknowledge and agree that any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the American Arbitration Association in accordance with the terms, conditions and procedures set forth in Section 12.17 of the LTIP (or any successor provision thereto); provided, however, that, for purposes of any dispute arising under this Agreement or with respect to your employment or any termination thereof (for clarity, other than with respect to any award, right or interest under the LTIP, if any), the arbitrator will apply the substantive law (and law of remedies, if applicable) of the state of Florida. Notwithstanding the foregoing, to restrain you from violating Section 10 of this Agreement (including the provisions included in the Additional Covenant Agreements), the Company shall be entitled to seek temporary or permanent injunctions in any court of competent jurisdiction. THE PARTIES HERETO UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY OF THE FOREGOING CLAIM(S) (EXCEPT AS EXPRESSLY PROVIDED HEREIN), NEITHER PARTY WILL HAVE THE RIGHT TO HAVE SUCH CLAIM(S) DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY SUCH CLAIM(S) DECIDED THROUGH ARBITRATION.

12.Severability
The covenants, provisions and paragraphs of this Agreement will be severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the remaining terms and conditions or portions thereof will remain in full force and effect.

13.No Waiver
No waiver by the Company or any of its affiliate of any of the restrictive covenants in this Agreement shall be effective unless explicitly set forth in writing and signed by the Company or such affiliate. Further, no failure of the Company or any of its affiliates to (i) object to any conduct or violation of any of the covenants made by you under this Agreement; or (ii) exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement, shall operate or be construed as a waiver thereof.

14.Remedies
You agree that damages will accrue to the Company or any of its affiliates by reason of your failure to observe any of the restrictive covenants set forth in this Agreement. Therefore, if the Company or any such affiliate shall institute any action or proceeding to enforce such provisions, you waive the claim or defense that there is an adequate remedy at law and agree in any such action or proceeding not to (i) interpose the claim or defense that an adequate remedy at law exists, or (ii) require the Company or any of its affiliates to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company or any of its affiliates, you hereby specifically affirm the appropriateness of injunctive or other equitable relief in any such action. You also acknowledge that the remedies afforded to the Company or any of its affiliates herein are not exclusive, nor shall they preclude the Company or any of its affiliates from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief.

15.Withholding
All payments and benefits hereunder shall be subject to applicable withholding and deductions, and the Company shall be entitled to make such withholdings and deductions in accordance with applicable law.

16.Entire Agreement

You acknowledge and agree that this Agreement, together with the LTIP, any LTIP award agreements, the Additional Covenant Agreements and the Hyatt Hotels Corporation Executive Officer Severance and Change in Control Plan (to the extent applicable), each, as amended from time to time, and incorporated herein by this reference, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreements, offers or promises, written or oral, with respect to the subject matter hereof.

17.Governing Law
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

18.Acceptance
Please review this document and the attached agreements in detail and consult with an attorney if necessary, to understand the content of these provisions and to evaluate whether they conflict with any other agreements you may have already signed.
19.At-Will Employment
You acknowledge and agree that your employment hereunder is “at-will” and not for any specified period of time. Either you or the Company may terminate your employment at any time for any lawful reason (or for no reason), subject to any applicable Company policies with or without Cause and with or without notice, without liability except as expressly set forth in this Agreement. The nature of your “at-will” employment may not be changed, except pursuant to a written agreement executed by you and an authorized representative of the Company.
As a condition to your continued employment with the Company, you will need to comply with all Company policies, including, but not limited to the Company’s employee handbook, the Company’s Code of Business Conduct and Ethics and such other policies as the Company may adopt, each as amended from time to time.
I look forward to continuing to work with you.
Yours Sincerely,

/s/ Mark Hoplamazian

Mark Hoplamazian
President & Chief Executive Officer

Cc:
Malaika Myers, Chief Human Resources Officer
Lauren Brown, Senior Vice President Total Rewards

I have read, fully understand and agree to the terms and conditions of this Agreement.

Acceptance:    /s/ Jim Chu
        Jim Chu

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